Exhibit 99.1

Neuronetics Reports Second Quarter 2020 Financial and Operating Results

MALVERN, Pa., August 04, 2020 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the second quarter of 2020.

Second Quarter 2020 Summary

•	Second quarter 2020 revenue was $9.7 million, compared to second quarter 2019 revenue of $16.6 million
•	Second quarter operating expenses declined by 25%, or $4.7 million as compared to the second quarter of 2019 as a result of cost reduction initiatives

•	Installed base was 1,122 systems, as of June 30, 2020, an increase of 15% over the prior year period
•	Cash and cash equivalents were $54.0 million as of June 30, 2020

Recent Operational Highlights

•	On July 14, 2020, the Company appointed Keith J. Sullivan as President and Chief Executive Officer, Mr. Sullivan was also appointed to the Company’s Board of Directors
•

The Company received a number of favorable reimbursement decisions, primarily related to a reduction in failed pharmacotherapy treatments prior to approved use of NeuroStar® Advanced Therapy from Cigna, Aetna, and HCSC / BCBC, who in aggregate cover approximately 53 million lives in the U.S.

“I am excited to join Neuronetics and lead the team on our critical mission to improve mental health for an underserved patient population by expanding access to NeuroStar® Advanced Therapy,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “The world is facing an unprecedented challenge with COVID-19.  I believe we have taken the right steps to position our company to emerge on the other side of the pandemic in a strong financial position and ready to execute on our business strategy.”

“This quarter was negatively impacted due to the effects of COVID-19; however, our results were favorable to our internal expectations established at the beginning of the quarter.  The company experienced positive commercial trends during the second half of the quarter, and we are anticipating these trends will continue through the remainder of the year,” said Steve Furlong, Chief Financial Officer of Neuronetics. “Further, the cost reduction efforts announced in April will enable Neuronetics to execute against our operating plan and maintain our robust cash balance.”

Second Quarter 2020 Financial and Operating Results

	Revenues by Geography
	Three Months ended June 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$9,267	$15,890	-42%
International	474	682	-30%
Total revenues	$9,741	$16,572	-41%

Total revenue for the second quarter of 2020 was $9.7 million, a decrease of 41% versus second quarter 2019 revenue of $16.6 million primarily as a result of the COVID-19 pandemic. During the quarter, total U.S. revenue declined by 42% and international revenue declined by 30% over the prior year quarter as a result of the COVID-19 pandemic and the resulting governmental actions to limit the spread of the virus.

	United States Revenues by Product Category
	Three Months ended June 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,338	$4,628	-49%
Treatment sessions	6,547	10,847	-40%
Other	382	415	-8%
Total United States revenues	$9,267	$15,890	-42%

	United States NeuroStar Advanced Therapy System Revenues by Type Three Months ended June 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$2,224	$4,034	-45%
Operating lease	114	187	-39%
Other	-	407	-100%
Total U.S. NeuroStar Advanced Therapy System revenues	$2,338	$4,628	-49%

U.S. NeuroStar Advanced Therapy System revenue for the second quarter of 2020 was $2.3 million, a decrease of 49% versus second quarter 2019 revenue of $4.6 million. The decrease was primarily driven by a lower number of NeuroStar systems sold in the quarter as many prospective customers closed their practices or limited access to their offices in response to the COVID-19 pandemic, as well as lower other revenue related to fewer HP Coil upgrades sold in the second quarter of 2020. In the quarter, the Company sold 35 systems, down from 61 systems in the second quarter of 2019.

As of June 30, 2020, the active unit installed base in the U.S. was 1,122 systems. This represents an increase of 146 units, or 15%, over the active unit installed base as of June 30, 2019 and an increase of 3 systems from the installed base as of March 31, 2020.

U.S. treatment session revenue for the second quarter of 2020 was $6.5 million, a decrease of 40% versus second quarter 2019 revenue of $10.8 million. The decrease was primarily driven by a reduction in per click treatment session volume during the quarter as a result of COVID-19.

Gross margin for the second quarter of 2020 was 76.2% compared to second quarter 2019 gross margin of 74.8%. The increase was primarily a result of a change in the product mix of revenues versus the prior year as well as reduced personnel supporting our installation efforts.

Operating expenses during the second quarter of 2020 were $14.3 million, a decrease of $4.7 million compared to $19.0 million in the second quarter of 2019. The decrease was primarily due to reduced sales and marketing expenses as well as reduced research and development costs.

Net loss for the second quarter of 2020 was $(7.8) million, or $(0.41) per share, as compared to second quarter 2019 net loss of $(7.1) million, or $(0.39) per share. Net loss per share was based on 18,747,019 and 18,350,527 weighted-average ordinary shares outstanding for the second quarters of 2020 and 2019, respectively.

EBITDA for the second quarter of 2020 was $(6.5) million as compared to the second quarter of 2019 EBITDA of $(5.9) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $54.0 million as of June 30, 2020. This compares to cash and cash equivalents of $63.6 million as of March 31, 2020 and $75.7 million as of December 31, 2019.

Management and Board of Director Appointments

On July 14, 2020, the Company announced the appointment of Keith J. Sullivan as President and Chief Executive Officer, Mr. Sullivan was also appointed to the Company’s Board of Directors.

On June 26, 2020, the Company announced the appointment of Bruce Shook to its Board of Directors, filling the seat vacated by Dr. Cheryl Blanchard following her appointment as chief executive officer of a public company.

On May 26, 2020, the Company’s stockholders elected John Bakewell to the Board of Directors, replacing Stephen Campe who did not stand for reelection.

Positive Reimbursement Decisions

During the second quarter, the Company received numerous favorable reimbursement decisions, primarily related to a reduction in failed pharmacotherapy treatments prior to approved used of NeuroStar Advanced Therapy. The recent reimbursement decisions are as follows:

•	Cigna (16 million covered lives) - reduced pharmacotherapy criteria from 4 failed drugs to 2 failed drugs or intolerance to 1 drug
•	Aetna (22 million covered lives)
o	Extended coverage to include patients between 18 and 21 years old, where it previously had been exclusively for 21 and over

o	Added a provision for retreatment approval based on 50% improvement
o	Reduced pharmacotherapy criteria from 4 failed drugs to 2 failed drugs
•	HCSC / BCBS (15 million covered lives) – reduced pharmacotherapy criteria from 4 failed drugs to 2 failed drugs

Business Outlook

Currently, the Company is unable to estimate the specific duration or severity of the impact of the COVID-19 pandemic on its financial and operating results and is therefore only providing forward looking guidance as to the Company’s projected full year 2020 operating expense.

On April 8, 2020 the Company announced a corporate restructuring which would result in operating expenses for the full year 2020 to be in the range of $58 to $60 million, compared to the previously issued guidance of $76 to $78 million. This guidance remains unchanged.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 4, 2020 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone should dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 9783274, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company's website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2020, including with respect to revenue, gross margins, operating expense, the level of new system sales, utilization levels and any specific projections provided; the Company’s expectations regarding domestic and international growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Gina Kent

Vault Communications

610-455-2763

gkent@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$9,741	$16,572	$21,217	$29,300
Cost of revenues	2,323	4,171	5,134	6,978
Gross Profit	7,418	12,401	16,083	22,322
Operating expenses:
Sales and marketing	8,151	11,523	18,874	21,115
General and administrative	4,010	4,261	9,298	8,860
Research and development	2,116	3,224	5,137	6,010
Total operating expenses	14,277	19,008	33,309	35,985
Loss from Operations	(6,859)	(6,607)	(17,226)	(13,663)
Other (income) expense:
Interest expense	986	931	2,509	1,850
Loss on extinguishment of debt	-	-	924	-
Other expense (income), net	(80)	(444)	(281)	(890)
Net Loss	$(7,765)	$(7,094)	$(20,378)	$(14,623)

Net loss per share of common stock outstanding, basic and diluted	$(0.41)	$(0.39)	$(1.09)	$(0.80)
Weighted-average common shares outstanding, basic and diluted	18,747	18,351	18,714	18,189

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$53,997	$75,708
Accounts receivable, net	6,636	6,569
Inventory	3,332	2,775
Current portion of net investments in sales-type leases	1,305	880
Current portion of prepaid commission expense	851	689
Prepaid expenses and other current assets	1,091	1,830
Total current assets	67,212	88,451
Property and equipment, net	828	1,107
Operating lease right-of-use assets	3,610	3,796
Net investments in sales-type leases	2,082	1,730
Prepaid commission expense	4,340	3,779
Other assets	1,922	1,305
Total Assets	$79,994	$100,168
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,324	$4,625
Accrued expenses	5,661	9,031
Deferred revenue	2,413	2,228
Current portion of operating lease liabilities	577	559
Current portion of long-term debt, net	34,373	11,250
Total current liabilities	45,348	27,693
Long-term debt, net	-	19,898
Deferred revenue	1,935	2,106
Operating lease liabilities	3,271	2,619
Total Liabilities	50,554	52,316
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at June 30, 2020 and December 31, 2019	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,726 and 18,645 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	188	186
Additional paid-in capital	299,717	297,753
Accumulated deficit	(270,465)	(250,087)
Total Stockholders' Equity	29,440	47,852
Total Liabilities and Stockholders’ Equity	$79,994	$100,168

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six Months ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(20,378)	$(14,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	534	457
Share-based compensation	1,842	1,523
Non-cash interest expense	944	362
Cost of rental units purchased by customers	122	77
Loss on extinguishment of debt	622	-
Changes in certain assets and liabilities:
Accounts receivable, net	(66)	(1,216)
Inventory	(557)	(82)
Net investment in sales-type leases	(777)	(640)
Leasehold reimbursement	836	-
Prepaid commission expense	(723)	(1,579)
Prepaid expenses and other assets	356	941
Accounts payable	(2,408)	(228)
Accrued expenses	(3,492)	(1,044)
Deferred revenue	14	(366)
Net Cash Used in Operating Activities	(23,131)	(16,418)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(484)	(398)
Net Cash Used in Investing Activities	(484)	(398)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	41,360	-
Repayment of long-term debt	(38,860)	-
Payments of debt issuance costs	(721)	-
Proceeds from exercises of stock options	124	1,877
Net Cash Provided by Financing Activities	1,903	1,877
Net Decrease in Cash and Cash Equivalents	(21,711)	(14,939)
Cash and Cash Equivalents, Beginning of Period	75,708	104,583
Cash and Cash Equivalents, End of Period	$53,997	$89,644

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2020	2019	2020	2019
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(7,765)	$(7,094)	$(20,378)	$(14,623)
Interest expense	986	931	2,509	1,850
Income taxes	-	-	-	-
Depreciation and amortization	233	253	534	457
EBITDA	$(6,546)	$(5,910)	$(17,335)	$(12,316)